Exhibit 99.1

DelMar Pharmaceuticals Completes Offer to Exchange Common Stock for Outstanding Warrants

VANCOUVER, British Columbia and MENLO PARK, Calif., February 10, 2015 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (OTCQX: DMPI) ("DelMar" and the "Company"), today announced that it has completed a tender offer to exchange ("Offer to Exchange") new shares of the Company's common stock ("Shares") for outstanding Company warrants to purchase up to 5,964,738 shares of common stock (the "Warrants") (at a ratio of one Share for every three Warrants tendered). Upon expiry of the Offer to Exchange, 1,591,875 Warrants were exchanged, and the Company will issue 530,625 new shares of common stock.

The Offer to Exchange expired at 5:00 p.m., Pacific Standard Time, on February 9, 2015.

The primary purpose of the Offer to Exchange was to reduce DelMar's "derivative warrant liability" as part of the Company's strategy to build sufficient stockholders equity in partial fulfillment of the requirements to up-list its common stock to a national securities exchange such as NASDAQ or NYSE.

The Company originally issued 13,125,002 Warrants as part of a series of private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013. Through December 31, 2014, 5,915,598 Warrants were exercised for total gross cash proceeds of approximately $3.9 million. In addition, as of December 31, 2014, certain warrant holders exchanged 1,244,666 Warrants for 414,889 new shares of common stock leaving a total of 5,964,738 Warrants that were included in the Offer to Exchange. The Offer to Exchange was not conditioned on the tender of any minimum number of additional Warrants being exchanged. The Offer to Exchange was, however, subject to certain customary conditions.

The Offer to Exchange, Letter of Transmittal and related documents were mailed to Warrant holders of record.

Additional Information

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. The Offer to Exchange described above is made only pursuant to a Tender Offer Statement on Schedule TO and related exhibits, including the Offer to Exchange Letter, Letter of Transmittal and other related documents, filed with the SEC. Warrant holders should read the Tender Offer Statement on Schedule TO, Offer to Exchange Letter, Letter of Transmittal and related exhibits, as they contain important information about the Offer to Exchange. Warrant holders can obtain these documents free of charge from the SEC's website at www.sec.gov, or by directing a request to the Company at DelMar Pharmaceuticals, Inc., Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, Attention: Corporate Secretary.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals, Inc. was founded to develop and commercialize proven cancer therapies in new orphan drug indications where patients are failing or have become intolerable to modern targeted or biologic treatments. The Company's lead drug in development, VAL-083, is currently undergoing clinical trials in the U.S. as a potential treatment for refractory glioblastoma multiforme. VAL-083 has been extensively studied by U.S. National Cancer Institute, and is currently approved for the treatment of chronic myelogenous leukemia (CML) and lung cancer in China. Published pre-clinical and clinical data suggest that VAL-083 may be active against a range of tumor types via a novel mechanism of action that could provide improved treatment options for patients.

For further information, please visit www.delmarpharma.com; or contact Jeffrey A. Bacha, President & CEO (604) 629-5989 or Amato & Partners LLC, Investor Relations admin@amatoandpartners.com

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Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.